UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 4, 2015

Cohu, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-04298	95-1934119
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12367 Crosthwaite Circle, Poway, California		92064
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-848-8100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Lease Agreement:

On December 4, 2015, Cohu, Inc. ("we," "us," "our" or "Cohu") completed the previously disclosed sale of our headquarters facility located in Poway, California (the "Poway Facility"). Concurrent with the closing of the sale, we entered into two leases with CT CROSTHWAITE I, LLC. One lease, with a ten-year term through 2025, provides for base rent of approximately $1.6 million per annum, with 3% annual adjustments for inflation and a pro rata share of property operating costs, and covers approximately 147,000 square feet, or 43% of the Poway Facility that we anticipate Cohu and our wholly owned subsidiary, Delta Design, Inc. will consolidate into. This lease also contains, among other things, two five-year renewal options and other terms customary for leases of this nature. The other lease is for a term of one year, provides for base rent of approximately $0.6 million and a pro rata share of property operating costs, and covers the balance of 193,000 square feet of the Poway Facility.

We intend to file the lease agreements as exhibits to Cohu’s Annual Report on Form 10-K for the year ended December 26, 2015.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Completion of Disposition of Headquarters Facility:

On December 4, 2015, we completed the previously disclosed sale of our Poway Facility to CT CROSTHWAITE I, LLC, assignee of ACTH II LLC, for $34.05 million. After payment of commissions and other fees associated with the transfer of ownership we realized net cash proceeds of approximately $33.3 million. The transaction allows us to reduce the utilized space within the Poway Facility to better fit our current needs, as we transition a significant portion of our manufacturing activities to Asia.

The Agreement of Purchase and Sale and Joint Escrow Instructions dated September 21, 2015, by and between Cohu and ACTH II LLC was included as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cohu, Inc.

December 7, 2015	By:	/s/ Jeffrey D. Jones

Name: Jeffrey D. Jones
Title: VP Finance and Chief Financial Officer